Exhibit 10.18

LIMITED LIABILITY COMPANY AGREEMENT

OF

QUIKPLAY, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

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LIMITED LIABILITY COMPANY AGREEMENT

OF

QUIKPLAY, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

This Limited Liability Company Agreement (this “Agreement”) is made and entered into as of the 6th day of December, 2000, among QuikPlay, LLC, a Delaware limited liability company (the “Company”), Global Cash Access, L.L.C., a Delaware limited liability company (“GCA”), and IGT, a Nevada corporation (“IGT”) (GCA and IGT are hereinafter sometimes collectively referred to as the “Members” and individually as “Member”).

RECITALS

A. GCA and IGT have heretofore authorized and caused to be filed a Certificate of Formation with the Secretary of State of the State of Delaware to organize the Company under and pursuant to the Delaware Limited Liability Company Act;

B. The Company’s primary activities (the “Company Business”) shall be the (i) development, marketing, selling and maintenance of Cashless Gaming Products (as defined herein), wherever in the world such products are lawful and together with such other activities incidental to such purpose (including, without limitation, facilitating cash access by debit cards (and such other cards as GCA and IGT shall mutually agree) at or in a gaming machine; selling equipment for the reading of such cards; and licensing intellectual property owned by the Company to permit gaming machine and system manufacturers to develop, manufacture and supply products that facilitate or promote the use of Cashless Gaming Products), (ii) the charging of fees for debit card (and such other cards as GCA and IGT shall mutually agree) transaction processing in connection with the Cashless Gaming Products, (iii) the development of the Cashless Gaming Interface, (iv) the licensing of the Cashless Gaming Interface to third parties, and (v) any additional business activities contained in any future business plan of the Company or amendment thereto, which additional activities have been unanimously approved by the Members. Unless otherwise unanimously approved by the Members, Company shall only engage in a business in which all of the elements of the Cashless Gaming Products are present. If, for example, a casino company issues its own magnetic stripe card for use with a cashless accounting system supplied by that casino at its affiliated casino(s), and no third party financial institution account of the gaming customer of the casino is involved in the transaction of supplying credits to the gaming machine, this would be outside the Company Business. Unless otherwise unanimously approved by the Members, Company Business does not include: (i) the design, licensure, sale or other development and/or distribution of gaming machines, it being the intention of the parties that Company shall not directly or indirectly compete with IGT in the sale or distribution of gaming machines; (ii) cashless products used in gaming that do not involve third party financial institution debit cards, or products other than the Cashless Gaming Product; and (iii) internet or web-based gaming or other internet activities. For example, cashless gaming machine products involving bar coded tickets printed at the gaming machines are outside the Company Business.

C. Subject to the terms and conditions set forth herein, IGT and GCA have agreed to enter into a Joint Venture License Agreement with the Company in the form attached hereto as

Exhibit C (the “License Agreement”), IGT has agreed to enter into a Non-Exclusive Distributorship Agreement with the Company in the form attached hereto as Exhibit D (the “Non-Exclusive Distributorship Agreement”), GCA has agreed to enter into a Contract Services Agreement with the Company in the form attached hereto as Exhibit E (the “Contract Services Agreement”), and IGT has agreed to enter into a Development Agreement with the Company in the form attached hereto as Exhibit H (the “IGT Development Agreement”);

D. Each of GCA and IGT are concurrently with the execution of this Agreement acquiring certain Membership Units (as herein defined) in the Company; and

E. In accordance with the Delaware Limited Liability Company Act, each of the Company and the Members desire to enter into this Agreement to set forth the respective rights, powers and interests of the Members with respect to the Company and their respective Membership Units therein and to provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of their mutual promises, covenants and agreements, the Members hereby promise, covenant and agree as follows:

AGREEMENT

ARTICLE 1

ORGANIZATIONAL MATTERS

1.1 Formation. Pursuant to the Act, the Members have formed a Delaware limited liability company under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of Delaware and entering into this Agreement. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

1.2 Name. The name of the Company shall be “QuikPlay, LLC” or such other name as the Managers shall determine. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Managers deem appropriate or advisable. The Managers shall file any fictitious name certificates and similar filings, and any amendments thereto, that the Managers consider appropriate or advisable.

1.3 Term. The term of the Company shall commence on the date the Certificate of Formation was filed with the Delaware Secretary of State (“Formation Date”) and shall continue until dissolved upon the occurrence of an event set forth in Section 9.1.

1.4 Registered Office and Agent. The Company shall continuously maintain a registered office and agent in the State of Delaware as required by the Act. The Company’s registered office in the State of Delaware shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the

Company) as the Managers may designate from time to time in the manner provided by the Act. The initial registered agent for service of process for the Company shall be as stated on the Certificate of Formation or as otherwise determined by the Managers. The Managers may change the agent for service of process at any time.

1.5 Principal Place of Business. The principal place of business of the Company shall be 3763 Howard Hughes Parkway, Las Vegas, Nevada 89109, or such other location as the Managers may determine.

1.6 Addresses of the Members. The respective addresses of the Members and the Managers are set forth on Exhibit A.

1.7 Purpose and Business of Company. Without the unanimous consent of the Members, the Company shall not engage in any business other than the Company Business.

1.8 Title to Company Property. Title to property acquired by or contributed to the Company shall be placed in the name of the Company and shall remain in the Company’s name for as long as the Company owns the property.

1.9 Definitions. The capitalized terms used in this Agreement shall have the meanings specified on Exhibit B; or, if not defined on Exhibit B, as such terms are defined elsewhere in this Agreement.

1.10 Filing of Other Certificates. In addition to the Certificate of Formation, the Managers shall execute, file, publish and record all such certificates, notices, statements and other instruments and amendments thereto for the formation and operation of a limited liability company as the Managers deem necessary.

1.11 Qualification in Other Jurisdictions. The Managers shall cause the Company to be qualified, formed or registered under assumed or fictitious names statutes or similar laws in any jurisdiction in which the Company transacts business in such qualification, formation or registration is required or desirable.

1.12 Tax Treatment. The Members agree that the Company shall be treated as a partnership for federal income tax purposes and no Member or Manager shall act in a manner that would cause the Company to lose its federal partnership tax classification without the written consent of all of the Members.

1.13 Company Agreements. The Members hereby direct, and the Managers shall cause, the Company to enter into a Development Agreement with Infonox on the Web, a California corporation, in the form attached hereto as Exhibit F (the “Infonox Development Agreement”) and an Agreement for Electronic Payment Processing with USA Payment, Inc., or other network processing companies as agreed upon by the Members, in the form attached hereto as Exhibit G (the “Electronic Payment Processing Agreement”).

ARTICLE 2

CAPITAL CONTRIBUTIONS

2.1 Initial Capital Contributions. Each Member shall be obligated to make any and all contributions in accordance with Article 1 of the Contribution Agreement (the “Initial Capital Contribution”). In exchange for its Initial Capital Contribution, GCA shall receive (i) six thousand (6,000) Units, and (ii) a credit to its Capital Account equal to $120,000. In exchange for its Initial Capital Contribution, IGT shall receive (i) four thousand (4,000) Units, and (ii) a credit to its Capital Account equal to $80,000.

2.2 Mandatory Capital Contributions.

(a) Mandatory Capital Call. In the event that, from time to time after the execution of this Agreement, GCA, in its sole, personal and nonassignable discretion, determines that the Company requires a Mandatory Capital Call, each of the Members shall be required to make mandatory Capital Contributions (“Mandatory Capital Contributions”) to the extent so called for by GCA in accordance with this Section 2.2(a). The respective portion of any Mandatory Capital Contributions to be contributed by each Member shall be determined on a pro rata basis in accordance with each Member’s Membership Units in the Company at the time of such call. Any such call for Mandatory Capital Contributions from the Members shall be evidenced in a notification delivered to the Members which shall specify the amount of such Mandatory Capital Contributions required from each Member. On or prior to the 20th day following the delivery of such written call notice, the Members shall contribute or cause there to be contributed to the Company an amount (in cash) equal to such Member’s required portion of the mandatory Capital Contributions so called for by GCA. Notwithstanding anything contained herein to the contrary, in no event shall any Member be obligated to contribute to the Company more than such Member’s pro rata portion of $10,000,000 in aggregate Mandatory Capital Contributions without the unanimous approval of the Members.

(b) Member’s Failure to Contribute. In addition to any other remedies available to the Company, in the event any Member fails to make such Member’s full pro rata share of a Mandatory Cash Contribution, but other Members make such Members’ full pro rata share of such Mandatory Cash Contributions, such non-contributing Member shall be deemed to be in default of this Agreement, and the Membership Units of each Member who has made such Mandatory Cash Contribution shall be adjusted by issuing to each such Member such number of Membership Units as shall be determined by good faith negotiation between the contributing Member (or Members) and the non-contributing Member (or Members). In the event the Members are unable to agree upon the issuance of additional Membership Units within 30 days following completion of the Mandatory Capital Contribution, then the Mandatory Capital Contribution contributed by each contributing Member shall become a demand loan from such Member to the Company bearing interest at a per annum rate equal to three percent (3%) above the rate of interest publicly announced by Bank of America, N.A. as its “prime” or “reference” rate on the date the Member made such contribution, with interest payable annually. No distributions shall be made to the Members hereunder until the Mandatory Capital Contributions which are converted to a loan pursuant to this Section 2.2(b) plus interest thereon have been paid in full.

2.3 Additional Capital Contributions. Except as set forth in Sections 2.1 or 2.2, no Member shall be required to make any additional Capital Contributions. Notwithstanding the foregoing, if a Member determines that additional funds beyond the Initial Capital Contributions are necessary or appropriate for the conduct of the Company’s business, then all of the Members must unanimously determine in writing to participate in such additional Capital Contributions on a pro rata basis in accordance with their Units. Any non pro rata Capital Contribution will result in an appropriate adjustment in the Membership Units, or at the discretion of the contributing Member, be deemed a loan with priority over any distribution to Members, bearing interest at a per annum rate equal to three percent (3%) above the rate of interest publicly announced by Bank of America, N.A. as its “prime” or “reference” rate on the date the Member made such contribution, with interest payable annually.

2.4 Capital Accounts. The Company shall maintain an individual Capital Account for each Unitholder.

2.5 Return of Capital Contributions; Interest. No Member shall have any right to withdraw or demand withdrawal of cash contributed to the capital of the Company, or to receive a distribution of cash or property from the Company, except as expressly authorized by this Agreement. No Member shall be entitled to receive any interest with respect to the Member’s contributions to Company capital.

ARTICLE 3

MEMBERS

3.1 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

3.2 Admission of Additional Members. Subject to the express limitations contained herein, additional Members may be admitted to the Company only upon the prior unanimous written consent of the Members. If the Company authorizes the issuance of any Units to any Person other than a Member named herein (or any securities containing options or rights to acquire any Units), then the Company will first offer to sell to each Member a portion of such Units (or securities containing options or rights to acquire Units) in an amount equal to such Member’s proportionate Membership Interest. Each Member shall be entitled to purchase such Units (or securities containing options or rights to acquire Units) at the same per Unit purchase and on the same terms as the Units (or securities containing options or rights to acquire Units) are to be offered to such Person. Additional Members will participate in the management, Net Profits, Net Losses, and distributions of the Company on such terms as are determined by all of the Members. Exhibit A shall be amended upon the admission of an additional Member to set forth such Member’s name, capital contribution and Membership Interest and such other information as the Managers reasonably deem necessary. Notwithstanding the foregoing, Substitute Members may only be admitted in accordance with Article 6.

3.3 Vote or Written Consent of the Members. Except as expressly provided in this Agreement, Members shall have no voting, approval or consent rights. Each matter requiring the vote or written consent of the Members shall be authorized or approved by the vote or written consent of Members holding a Majority Interest (unless such greater percentage or unanimity is explicitly required in this Agreement to approve or disapprove such matter). Notwithstanding anything to the contrary herein, the Managers may from time to time elect to submit a matter to the vote or approval of the Members even though the Managers are not obligated to submit such matter to the vote or approval of the Members.

3.4 Members Are Not Agents. In accordance with Section 4.1, the management of the Company is vested in the Managers. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind nor execute any instrument on behalf of the Company. Any Member who takes any action or binds the Company in violation of this Section 3.4 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company and the other Members harmless with respect to the loss or expense.

3.5 Meetings of Members. No annual or regular meetings of Members are required.

3.6 Withdrawals or Resignation. Except for Cause, no Member may withdraw, retire or resign from the Company for a period of five years from the execution of this Agreement. In the event that a Member either withdraws after such five year period or for Cause, the non-withdrawing Members shall have the right of first refusal under Article 6 to buy out the withdrawing Member’s Membership Interest, and all licenses granted by the withdrawing Member under the Associated Agreements will remain in full force and effect, but no continuing technology delivery obligations of the withdrawing Member will survive. In addition, a Member withdrawing under this Section 3.6 shall provide the Company with the necessary documentation and reasonable technical support and training to enable the Company to continue the then-current operation of the Company Business. This Section 3.6 will in no event limit a withdrawing Member’s remedies under law or equity when such withdrawal is for Cause.

3.7 Payment to Members. Except as specified in this Agreement, neither a Member nor its Affiliates are entitled to remuneration for services rendered or goods provided to the Company.

3.8 Competing Activities. In furtherance of the respective contributions pursuant to the Contribution Agreement, by virtue of the transactions contemplated hereby and in the Associated Agreements and more effectively to protect the value of the Company Business and to encourage and promote the flow of ideas among the Members and as a material inducement to the Members to enter into this Agreement and the Associated Agreements and to further memorialize their fiduciary duties to one another, each Member covenants and agrees that, subject to exclusions and limitations provided in this Agreement and the Associated Agreements, commencing on the date hereof and for so long as such Member (or its Controlled Affiliate) is a Unitholder of the Company or has an equity interest in the successor to the Company, and for a period ending on the ten year anniversary of the date such Member (or its Controlled Affiliate) is no longer a Unitholder of the Company or no longer has an equity interest in the successor to the Company, such Member and its Controlled Affiliates will not directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise), (each of the following a “Restricted Activity”):

(a) Except as a Member of the Company, (x) own, operate, control or otherwise possess an ownership interest in a business engaged in the Company Business or any other activity which is directly competitive with the Company Business, (y) own, develop, assist a third party in developing, manage, operate, control, participate in, advise or otherwise possess an ownership interest in or carry on, a business engaged in the development of any Cashless Gaming Products, or (z) own, develop, or assist a third party in developing any product or system similar in design and functionality to any Cashless Gaming Product developed, marketed, sold or maintained by the Company during the period of time in which such Member (or its Controlled Affiliate) was a Unitholder of the Company or had an equity interest in the successor to the Company; in each case, anywhere in the world, it being understood by the parties hereto that the Company Business is not limited to any particular region because such business may be engaged in effectively from any location where such Cashless Gaming Product is legal;

(b) With respect to IGT and its Controlled Affiliates, own, operate, control or otherwise possess an ownership interest in any business that is substantially similar to the GCA Business (other than as a member in the Company);

(c) With respect to GCA and its Controlled Affiliates, own, operate, control or otherwise possess an ownership interest in any business that is substantially similar to the IGT business (other than as a member in the Company);

provided, however, that nothing set forth in this Section 3.8 shall prohibit any Member or any of its Controlled Affiliates from: (i) owning not in excess of 10% of the aggregate of any class of capital stock of any corporation engaged in any Restricted Activity if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ National Market System; (ii) acquiring, and following such acquisition, actively engaging in, any business that has a subsidiary, division, group, franchise or segment that is engaged in any Restricted Activity, so long as: (A) on the date of such acquisition, not more than 25% of the consolidated revenues of such business are derived from such Restricted Activity and (B) such business divests itself of such subsidiary, division, group, franchise or segment as soon as practicable after the date of such acquisition, provided, that with respect to any purchase intended to be accounted for as a pooling of interests under generally accepted accounting principles or treated for federal income tax purposes as a tax-free reorganization, no such divestiture shall be required until, in the reasonable opinion of the acquirer, such divestiture would no longer endanger the accounting of such acquisition as a pooling of interests under generally accepted accounting principles or the treatment for federal income tax purposes of such acquisition as a tax-free reorganization; (iii) performing any services pursuant to this Agreement or any Associated Agreement; and (iv) except for the Restricted Activities (to the extent not otherwise permitted), engaging in any other activity which may now or hereafter be engaged in by such party;

provided, further, that nothing set forth in this Section 3.8 shall prohibit (A) GCA from providing cash access services that are outside of the scope of the Company Business and the IGT Business or from providing or processing internet and web based transactions; or (B) IGT from engaging in any business or activity outside the scope of the Company Business and the GCA Business, providing ticket printers, voucher systems, smart card systems or other forms of “cashless” gaming products that are outside the scope of the Company Business and the GCA Business, or providing slot machines, gaming equipment and gaming computer systems to any customer even if such customer chooses to utilize a product competitive to a Cashless Gaming Product developed by the Company pursuant to the Company Business; and

provided, further, that upon the withdrawal of a Member from the Company for Cause, or termination of the Licenses pursuant to Paragraph 13.3 of the License Agreement, the obligations set forth in this Section 3.8 shall expire with respect to such withdrawing Member or licensing Parties as the case may be.

provided, further, that notwithstanding anything to the contrary herein or any agreement that is an Exhibit to this Agreement, neither the Company, GCA nor IGT are precluded from operating or participating in internet or web-based gaming or other internet activities.

3.9 Transactions Between the Company and the Members. Notwithstanding that it may constitute a conflict of interest, the Members and their Affiliates may engage in any transaction with the Company so long as such transaction is not expressly prohibited by this Agreement and, unless explicitly stated to the contrary herein, so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from persons capable of similarly performing them. A transaction shall be conclusively determined to constitute a transaction on terms and conditions, on an overall basis, fair and reasonable to the Company and at least as favorable to the Company as those generally available in a similar transaction if such transaction is approved in writing by all of the Managers after being apprised of all material facts necessary to form such a conclusion.

3.10 Termination of Membership Interest. Upon (i) the transfer of all or a portion of a Member’s Membership Interest in violation of this Agreement, or (ii) the occurrence of a Dissociation Event of a Member which does not result in the admission of a Substitute Member pursuant to Section 6.3 as to such Member’s Membership Interest, the Membership Interest of such Member may be purchased by the Company or remaining Members as provided herein, or, if not so purchased, such Membership Interest shall become an Economic Interest and the balance of the rights associated with the Membership Interest (including without limitation, the right of the Member to vote or participate in the management of the business, property and affairs of the Company) may be purchased by the Company pursuant to Section 6.7.

3.11 Gaming Industry Regulatory Compliance.

(a) Each of the Members and the Company agree to fully cooperate with requests, inquiries or investigations of any gaming regulatory authorities or law enforcement agencies in connection with the performance of this Agreement, including the disclosure of information to gaming regulatory agencies that would otherwise be considered confidential under other sections of this Agreement. If any approval and/or license necessary for the performance of this Agreement is denied, suspended or revoked, this Agreement shall terminate immediately and the Company shall dissolve and wind up its affairs in accordance with Article 9; provided, however, that the provisions of Article 10 and the obligations that would otherwise survive termination of this Agreement or the withdrawal of a Member by its terms, including without limitation obligations under Section 3.8 and obligations relating to confidentiality and nondisclosure, shall survive termination of this Agreement and, provided further, however, that if the denial, suspension or revocation affects performance of this Agreement in part only, the parties agree to continue to perform their obligations and duties to the extent the Agreement is not affected by such denial, suspension or revocation.

(b) The continued suitability under the standards of the gaming regulators of the Members is a mandatory requirement placed upon IGT by the gaming bodies which enforce the strict gaming laws and regulations of this industry and the parties hereto acknowledge the need to comply with these requirements and reasonably cooperate with IGT in this regard as an ongoing material condition of this Agreement. From time to time during the term of this Agreement, IGT shall provide GCA copies of applicable suitability standards of applicable gaming regulations.

ARTICLE 4

MANAGEMENT AND CONTROL OF THE COMPANY

4.1 Management of the Company by Managers.

(a) Management by Managers. The overall business, property and affairs of the Company shall be managed by the Managers, who may, but need not, be Members. Except for situations in which the approval of the Members is expressly required by the Act, the Certificate of Formation or this Agreement, the Managers shall have full, complete and exclusive authority, power, and discretion to manage, and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, property and affairs.

(b) Meetings of Managers. The Managers shall meet at least monthly. No notice need be given to Managers of regular meetings for which the Managers have previously designated a time and place for the meeting. Special meetings of the Managers may be held at any time upon the request of the President of the Company, if any, or a Manager. Notification of any Special Meeting shall be sent to the last known address of each Manager at least five (5) days before the meeting. Meetings of the Managers may be held at any place within or without the State of Nevada which has been designated in the notice of the meeting or at such place as may be approved by the Managers. Managers may participate in the meeting through use of conference telephone or similar communications equipment, so long as all Managers participating in such meeting can hear one another. Participation in a meeting in such manner constitutes a presence in person at such meeting. All Managers must be present at a meeting in order to form a quorum of the Managers for the purpose of transacting Company business. Except to the extent that this

Agreement expressly requires the approval of all Managers, every act or decision done or made by the Managers whether at a meeting duly held at which a quorum is present or by written consent must be approved by at least two Managers. Unless expressly stated to the contrary, any provision in this Agreement requiring the consent or approval of the Managers shall mean the consent of at least two Managers.

4.2 Election of Managers.

(a) Number, Term, and Qualifications. The Company shall initially have three (3) Managers, two (2) Managers to be designated by GCA, and one (1) Manager to be designated by IGT. Until the number of Managers is changed pursuant to this Agreement, GCA shall have the power to elect and remove its two (2) designee Managers and IGT shall have the power to elect and remove its one (1) designee Manager. No Member may unilaterally remove the designee Manager of the other Member. Should the number of Members increase as provided herein, thereafter the number of Managers of the Company and the number of Managers each Member is entitled to elect and remove shall be fixed from time to time by the affirmative vote or written consent of all the Members. Unless a Manager resigns or is removed, each Manager shall hold office until a successor shall have been elected, or appointed and qualified. Successor Managers shall be elected by the affirmative vote or written consent of the Members entitled to elect and remove such Manager. A Manager need not be a Member, an individual, a resident of the State of Delaware, or a citizen of the United States.

(b) Resignation. Any Manager may resign at any time by giving written notice to the Members entitled to elect and remove such Manager and the remaining Managers, if any. Any such resignation shall be without prejudice to the rights, if any, of the Company under any contract to which the resigning Manager is a party. The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

(c) Removal. A Manager may be removed at any time, with or without cause, by the affirmative vote or written consent of Members entitled to elect or remove such Manager. Any removal shall be without prejudice to the rights, if any, of a Manager under any employment contract.

(d) Vacancies. Any vacancy occurring for any reason in the number of Managers may be filled by the affirmative vote or written consent of Members entitled to elect and remove the Manager causing the vacancy.

4.3 Power of Managers. Without limiting the generality of Section 4.1 but subject to Sections 4.4 and 4.5 and to the express limitations set forth elsewhere in this Agreement, the Managers shall have complete and exclusive discretion in the management and control of the business and affairs of the Company, including the right to make and control all ordinary and usual decisions concerning the business and affairs of the Company. The Managers shall possess all power, on behalf of the Company, to do or authorize the Company or to direct the executive officers of the Company, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company. The President shall submit to the Members for their approval each year a strategic plan, the Operating Plan, and the Annual Budget for the Company and any of its subsidiaries for the approval of the Members, and, provided that all costs, expenses and other obligations are within such approved Annual Budget, the Managers shall have all necessary powers, including, without limitation, to:

(a) Acquire, purchase and own property or assets that the Managers determine is necessary or appropriate or in the interest of the business of the Company, and to acquire options for the purchase of any such property;

(b) Guarantee the payment of money or the performance of any contract or obligation of any Person;

(c) Issue notes, bonds, and other obligations and secure any of them by mortgage or deed of trust or security interest of any or all of the Company’s assets;

(d) Retain legal counsel, auditors, and other professionals in connection with the Company business and to pay therefor such remuneration as the Managers may determine;

(e) Care for and distribute funds to the Members by way of cash flow, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

(f) Employ from time to time, at the expense of the Company, on such terms and for such compensation as the Managers may determine, but subject to this Agreement, Persons to render services to the Company; and

(g) Make elections for federal, state and local tax purposes, including without limitation, any election permitted by applicable law to (i) adjust the basis of the Company property pursuant to Code Sections 754, 734(b), and/or 743(b), and/or comparable provisions of state or local law in connection with the transfer of Membership Units; and (ii) extend the statute of limitations for assessment of tax deficiencies against Members with respect to adjustments to the Company’s federal, state or local tax returns.

The expression of any power or authority of the Managers in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement. The rights and powers of the Managers hereunder shall be exercised by the Managers in such manner as they may agree, including without limitation by delegating responsibility for conduct of Company business or any portion thereof to any one (1) or more of the Managers or officers of the Company or officers of either Member. Any such delegation of responsibility or authority to one (1) or more Managers or officers of the Company or officers of either Member may be revoked at any time by the remaining Managers. Initially, responsibility for the day-to-day operations of the Company shall be delegated to the officers of GCA.

4.4 Limitations on Power of Managers. Notwithstanding any other provisions of this Agreement, no Manager shall have authority hereunder to cause the Company to engage in the following transactions without first obtaining the affirmative vote or written consent of all the Members:

(a) The incurrence of Company debt in excess of amounts set forth in the Annual Budget;

(b) The sale, merger, consolidation, conversion of the Company to or with any other Person;

(c) The establishment of different classes of Members;

(d) Engage in any business other than the Company Business and such activities as are necessarily incidental thereto;

(e) Any act which would make it impossible to carry on the ordinary business of the Company;

(f) The confession of a judgment against the Company;

(g) The commencement or settlement of any litigation that is material to the Company or any subsidiary of the Company;

(h) Payment or assumption of obligations outside of the Annual Budget or the payment, incurrence or assumption of any single cost, indebtedness, expense or other expenditure in excess of $200,000;

(i) The initial determination of the salaries of the Company’s Manager’s and officers, and thereafter, any increase in a Manager’s or an officer’s annual salary in excess of five percent (5%) of the prior year’s based salary and all management bonus and incentive compensation plans;

(j) Except as otherwise provide for in the Annual Budget and Operating Plan, the sale, exchange or other disposition of Company assets aggregating ten thousand dollars ($10,000) or more as part of a single transaction or plan, or in multiple transactions over a twelve (12) month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution;

(k) The issuance of any new Units or other equity interests in the Company other than as provided under Sections 2.2 and 2.3;

(l) Any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property, or the lending of funds, or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) between the Company and any Manager, Member, Affiliate of a Manager, Member or member of a Member, or an officer, director, employee, or other agent of a Manager or Member; or

(m) Approval of the Company’s Annual Budget and Operating Plan.

4.5 Members Have No Managerial Authority. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or the Certificate of Formation and except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by the Managers or by this Agreement, no Member shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

4.6 Performance of Duties; Liability of Managers. Every Manager shall discharge his duties as a Manager in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he reasonably believes to be in the best interests of the Company. A Manager shall not be liable for any monetary damages to the Company for any breach of such duties except for receipt of a financial benefit to which the Manager is not entitled; voting for or assenting to a distribution to Members in violation of this Agreement or the Act; or a knowing violation of the Agreement or of the law.

4.7 Transactions between the Company and a Manager. The Managers may, and may cause their Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property, or the lending of funds, or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company only if such transaction is approved by all of the Members. Any agreements authorized to be executed and delivered under the terms of this Agreement shall be deemed approved by all of the Members.

4.8 Payments to Managers. Except as otherwise authorized in, or pursuant to, this Section 4.8 or this Agreement, neither the Managers nor their Affiliates are entitled to remuneration for services rendered or goods provided to the Company unless otherwise approved by the Members pursuant to Section 4.4(i). The Company shall reimburse a Manager and such Manager’s Affiliates for the actual cost of goods and materials used for or by the Company.

4.9 Appointment of Officers. The Managers may appoint officers at any time which officers may include a president, one or more vice presidents or executive vice presidents, secretary, chief financial officer, and such other officers as deemed necessary by the Managers. The officers shall serve at the pleasure of the Managers, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Managers.

(a) Removal, Resignation, and Filling of Vacancy of Officers. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, with or without cause, by the Managers at any time. Any officer may resign at any time by giving written notice to the Managers. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(b) Salaries of Officers. Subject to Section 4.4(i), the salaries of all officers and agents of the Company shall be fixed by the Managers.

(c) Duties and Powers of the President. Subject to such supervisory powers, if any, as may be given by the Managers to the chairman, if there be such an officer, the president shall be the chief executive officer of the Company, and shall, subject to the control of the Managers, have general and active management of the business of the Company and shall see that all orders and resolutions of the Managers are carried into effect. He or she shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the Managers or this Agreement.

The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed, and except where the signing and execution thereof shall be expressly delegated by the Managers to some other officer or agent of the Company.

(d) Duties and Powers of the Vice-President. The vice-president or executive vice-president, or if there shall be more than one, the vice-presidents or executive vice-presidents in the order determined by a resolution of the Managers, shall, in the absence or disability of the president, perform the duties and exercise the powers of the president and shall perform such other duties and have such other powers as the Managers by resolution may from time to time prescribe.

(e) Duties and Powers of the Secretary. The secretary shall attend all meetings of the Managers and Members, and shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees when required. The secretary shall give, or cause to be given, notice of all meetings of the Managers and Members and shall perform such other duties as may be prescribed by the Managers. The secretary shall have custody of the seal, if any, and the secretary shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature. The Managers may give general authority to any other officer to affix the seal of the Company, if any, and to attest the affixing by his or her signature.

The secretary shall keep, or cause to be kept, at the principal executive office or at the office of the Company’s transfer agent or registrar, as determined by resolution of the Managers, a register, or a duplicate register, showing the names of all Members and their addresses, Units, the number and date of certificates issued for the same (if any), and the number and date of cancellation of every certificate surrendered for cancellation (if any). The secretary shall also keep all documents as may be required under the Act. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the Managers. The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.

If the Managers choose to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of their seniority, in the absence, disability or inability to act of the secretary, shall perform the duties and exercise the powers of the secretary, and shall perform such other duties as the Managers may from time to time prescribe.

(f) Duties and Powers of the Chief Financial Officer. The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, and Units. The books of account shall at all reasonable times be open to inspection by any Manager.

The chief financial officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managers.

The chief financial officer shall disburse the funds of the Company as may be ordered by the Managers, taking proper vouchers for such disbursements, and shall render to the president and the Managers, at their regular meetings, or when Managers so require, at a meeting of the Managers an account of all his or her transactions as chief financial officer and of the financial condition of the Company.

The chief financial officer shall perform such other duties and shall have such other responsibility and authority as may be prescribed elsewhere in this Agreement or from time to time by the Managers. The chief financial officer shall have the general duties, powers and responsibility of a chief financial officer of a corporation, and shall be the chief financial and accounting officer of the Company.

If the Managers choose to elect an assistant treasurer or assistant treasurers, the assistant treasurers in the order of their seniority shall, in the absence, disability or inability to act of the chief financial officer, perform the duties and exercise the powers of the chief financial officer, and shall perform such other duties as the Managers shall from time to time prescribe.

(g) Acts of Officers as Conclusive Evidence of Authority. Any note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance, or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other Person, when signed by the chairman of the board, the president or any vice president and any secretary, any assistant secretary, the chief financial officer, or any assistant treasurer of the Company, is not invalidated as to the Company by any lack of authority of the signing officers in the absence of actual knowledge on the part of the other Person that the signing officers had no authority to execute the same.

(h) Signing Authority of Officers. Subject to any restrictions imposed by the Managers, any officer, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts. Unless the Managers specifically provide otherwise, all checks, drafts, and other instruments obligating the Company to pay money as well as all contracts, obligations and other documents must be signed on behalf of the Company by the President.

ARTICLE 5

ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS

5.1 Allocations of Net Profit and Net Loss.

(a) Net Loss. Subject to the limitation set forth in Section 5.1(b), Net Losses for each Fiscal Year shall be allocated to the Unitholders in proportion to their Units.

(b) Loss Limitation. Notwithstanding Section 5.1(a), loss allocations to a Unitholder shall be made only to the extent that such loss allocations will not create a deficit Capital Account balance for that Unitholder in excess of an amount, if any, equal to such Unitholder’s share of Company Minimum Gain that would be realized on a foreclosure of the Company’s property. Any loss not allocated to a Unitholder because of the foregoing provision shall be allocated to the other Unitholders (to the extent the other Unitholders are not limited in respect of the allocation of losses under this Section 5.1(b)). Any loss reallocated under this Section 5.1(b) shall be taken into account in computing subsequent allocations of income and losses pursuant to this Article 5, so that the net amount of any item so allocated and the income and losses allocated to each Unitholder pursuant to this Article 5, to the extent possible, shall be equal to the net amount that would have been allocated to each such Unitholder pursuant to this Article 5 if no reallocation of losses had occurred under this Section 5.1(b).

(c) Net Profit. Subject to allocations under Section 5.1(b), Net Profit shall be allocated to the Unitholders in proportion to their Units.

5.2 Tax Allocations.

(a) General Tax Allocations. Except as otherwise set forth in this Agreement, every item of income, gain, loss, deduction, or credit of the Company shall be allocated for income tax purposes to each Unitholder insofar as possible in accordance with the allocation of Net Profits and Net Losses for book accounting purposes.

(b) Method of Allocations. The Members shall make any elections or other decisions relating to tax allocations in a manner that reasonably reflects the intention of this Agreement. Allocations pursuant to this Section 5.2 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person’s Capital Account or share of Net Profits, Net Losses, other items or distributions pursuant to any provision of this Agreement.

(c) Contributed Property. In accordance with Code Section 704(c) and the Regulations thereunder, items of income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members using the traditional method described in Treasury Regulations Section 1.704-3(b) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution (as determined by the contributing Member and the Company, and subject to the Contribution Agreement).

(d) Adjustments to Book Value. If the Book Value of any Company asset is adjusted pursuant to paragraph (a) under the definition of Book Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

(e) All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by Sections 734 and 743 of the Code.

(f) Whenever the income, gain and loss of the Company allocable hereunder consists of items of different character for tax purposes (e.g., ordinary income, long-term capital gain, interest expense, etc.), the income, gain and loss for tax purposes allocable to each Member shall be deemed to include its pro rata share of each such item. Notwithstanding the foregoing if the Company realizes depreciation recapture income pursuant to Section 1245 or Section 1250 (or other comparable provision) of the Code as the result of the sale or other disposition of any asset, then, except as otherwise expressly required by Sections 1.1245-1(e) and 1.1250-1(f) of the Treasury Regulations, the allocations to each Member hereunder shall be deemed to include the same proportion of such depreciation recapture as the total amount of deductions for tax depreciation of such asset previously allocated to such Member bears to the total amount of deductions for tax depreciation of such asset previously allocated to all Members. This Section 5.2(f) shall be construed to affect only the character rather than the amount, of any items of income, gain and loss.

5.3 Distributions and Allocations with Respect to Transferred or Newly Issued Units.

(a) Newly Issued Units. If the Company issues Units on different dates during any fiscal year, the Net Profits, Net Losses, each item thereof, and all other items allocable to the Unitholders for each such fiscal year shall be allocated among the Unitholders in proportion to the number of Units each holds from time to time during the fiscal year in accordance with Code Section 706(d), using any convention permitted by law and selected by the Members.

(b) Transferred Units. If any Unit is transferred during any accounting period in compliance with Article 6, Net Profits, Net Losses, each item thereof, and all other items attributable to the Unit for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Members. All distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such transfer not later than the end of the calendar month during which it is given notice of such transfer, provided that if the Company does not receive a notice stating the date such Unit was transferred and such other information as the non-transferring Members may reasonably require within thirty (30) days after the end of the accounting period during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, on the last day of the accounting period during which the transfer occurs, was the owner of the Unit. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 5.3(b), whether or not any Member or the Company has knowledge of any transfer of ownership of any Unit.

5.4 Distributions of Cash. Subject to applicable law and any limitations contained elsewhere in this Agreement, at the end of each fiscal quarter of the Company, the Managers shall distribute an amount of cash to the Unitholders, which distributions shall be made to the Unitholders in proportion to their Units, with cash that is available at the time of distribution after all other required distributions and obligations have been met, including, without limitation: (i) reserving operating expenses for the following 60 days based upon the operating budget of the Company for such fiscal year; (ii) maintaining a reasonably prudent debt-to-equity ratio; (iii) funding expected capital expenditures required in the Annual Budget; (iv) funding contingent liabilities; and (v) providing such additional reserves as the Managers determine are necessary.

5.5 Distributions in Kind. A Unitholder has no right to demand and receive any distribution from the Company in any form other than money. Except for distributions in liquidation, all distributions in kind to the Unitholders shall be made to the Unitholders in proportion to their Units. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to the other. Except upon dissolution and the winding up of the Company, no Member may be compelled to accept a distribution of any asset in kind. The Company shall not, under any provision of this Agreement, distribute notes or other securities in violation of any securities or other law.

5.6 Return of Distributions. Except for distributions made in violation of the Act or this Agreement, no Unitholder shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Unitholder or paid by a Unitholder for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Unitholder.

5.7 Obligations of Members to Report Allocations. The Members are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Company income and loss for income tax purposes.

ARTICLE 6

TRANSFER AND ASSIGNMENT OF INTERESTS

6.1 Transfer and Assignment of Interests. No Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or part of its Membership Interest, except as permitted pursuant to this Article 6. All transfers shall be made in strict compliance with the provisions of this Article 6. Any transfer in violation of this Section 6.1 shall be voidable by any Member. No Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of its Membership Interest without the prior written consent of the remaining Members. After the consummation of any transfer of any part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all the terms and provisions of this Agreement.

6.2 Transfers to Affiliates. Notwithstanding anything to contrary in Section 6.1, Members may transfer some or all of their Membership Interest to a wholly owned Affiliate or, in the case of GCA, to a member of GCA, without the consent of the remaining Members, provided that such transfer (i) meets all applicable gaming regulations and other regulatory licensing requirements, (ii) will not cause the dissolution of the Company under the Act, (iii) will not cause the termination of the Company under Section 708(1)(B) of the Code, or (iv) will not cause the Company to be treated as a publicly traded partnership under Section 7704 of the Code. Notwithstanding the foregoing, such assignment will not relieve the assignor from any obligations under this Agreement or the Associated Agreements.

6.3 Substitution of Members. An assignee of Units shall have the right to become a Substitute Member on satisfaction of the conditions in Section 6.2 or on the satisfaction of the following conditions:

(a) The written consent of all of the non-transferring Members, the granting or denial of which shall be within the absolute discretion of each such Member. Notwithstanding the foregoing and subject to all other requirements of this Section 6.3, the consent of the non-transferring Members shall not be required to become a Member for any assignments of Units to a Member:

(b) The filing with the Company of a duly executed written instrument of assignment in a form approved by the Managers specifying the interest being assigned and setting forth the intention of the assignor that the assignee succeed to the assignor’s interest as a Member with respect to such interest;

(c) The execution and acknowledgment by the assignor (except in the case of an assignment occurring by will, intestate succession, or otherwise by operation of law) and assignee of any other instruments that the Managers deem necessary or appropriate including, without limitation, an instrument accepting and adopting the terms and provisions of this Agreement; and

(d) The payment by the assignor or the assignee of all reasonable expenses, including attorneys’ fees, incurred by the Company in connection with the assignment and substitution.

The admission of a Substitute Member pursuant to this Section 6.3 shall not result in the release of the assignor from any liability that he, she or it may have to the Company.

6.4 Assignee’s Rights.

(a) Subject to compliance with the Company’s and Members’ rights of first refusal under this Article 6, an assignee of a Member’s Interest shall be entitled to receive distributions of Net Cash Flow, and allocations of Net Profit and Net Losses attributable to the interest after the effective date of the assignment. The effective date of an assignment shall be the later of (i) the date of receipt and acceptance by the Managers of the written notice of the assignment and all other documents required under this Article 6, or (ii) such later date as may be specified in the notice of assignment. Notwithstanding anything to the contrary in this Section, distributions and allocations among the assignee and assignor shall be subject to the provisions of Section 5.3.

(b) An assignee shall be entitled to become a Substituted Member upon the terms and conditions set forth in Section 6.3. Unless and until an assignee becomes a Substituted Member in accordance with the provisions of Section 6.3, the assignee shall not be entitled to any of the rights granted to a Member under this Agreement other than the rights granted to an assignee under Section 6.3(a).

(c) The Company and the Members shall be entitled to treat the record owner (as reflected on the books of the Company) of any Company Units as the absolute owner thereof in all respects, and shall incur no liability for distributions of Net Cash Flow made in good faith to such owner until such time as a written assignment of such interest has been received by the Managers and recorded on the books of the Company. In no event shall any Units be sold, transferred or assigned to an incompetent or a minor (unless to a custodian or trustee or other fiduciary for the benefit of such minor or incompetent).

(d) Any purported assignment of an interest in the Company which is not in compliance with this Agreement is hereby declared to be null and void and of no force or effect whatsoever. For purposes of this section, any transfer of an interest, whether voluntary or by operation of law, shall be considered an assignment.

6.5 Death or Incapacity of a Member. Upon the death or legal incompetency of an individual Member, such Member’s personal representative shall have all the rights of a Member (subject to any obligations of the Member to the Company) for the purpose of settling or managing the Member’s estate, and such power as the decedent or incompetent possessed to constitute a successor as an assignee of his or her interest in the Company and to join with such assignee in making application to substitute such assignee as a Member.

6.6 Bankruptcy or Dissolution of a Member. Upon the bankruptcy, insolvency, dissolution (other than for failure to file any required annual report or to pay any tax or fee due to the Secretary of State of the state of incorporation or organization of any Member) or other cessation to exist as a legal entity of a Member not an individual, the authorized representative of such entity shall have all of the rights of a Member (subject to any obligation of the Member to the Company) for the purpose of effecting the orderly winding up and disposition of the business of such entity and such power as such entity possessed to constitute a successor as an assignee of its interest in the Company and to join with such assignee in making application to substitute such assignee as a Member.

6.7 Option to Purchase Membership Rights. Upon and contemporaneously with any transfer, assignment, conveyance or sale (whether arising out of an attempted charge upon that Member’s Units by judicial process, a foreclosure by a creditor of the Member or otherwise) of a Member’s Units (or portion thereof) which does not result in the assignee becoming a Substitute Member with regard to the Units within thirty (30) days from the effective date of the assignment, the Company shall purchase from the Member for a purchase price of One Hundred Dollars ($100) all remaining rights of membership (including, but not limited to, the right to vote or participate in the management of the business, property and affairs of the Company) retained by the Member that were associated with the transferred Units.

Each Member hereby acknowledges and agrees that the obligation of the Company to purchase all remaining rights of membership retained by a Member upon the terms on conditions set forth in this Section 6.7 is not unreasonable under the circumstances existing as of the date hereof.

6.8 Right of First Refusal. Subject to such limitations and restrictions that appear elsewhere in this Agreement, each time a Unitholder (“Transferor”) proposes to transfer, assign, convey, sell, encumber or in any way alienate all or any part of such Unitholder’s Units (or as required by operation of law or other involuntary transfer to do so) to any Person other than another Member, such Transferor shall first offer such Units to the non-transferring Members in accordance with the following provisions:

(a) Transferor shall deliver a written notice (the “Offer Notice”) to the Company and the non-transferring Members stating (i) Transferor’s bona fide intention to transfer such Interest, (ii) the name and address of the proposed transferee, (iii) the Units to be transferred (the “Offered Units”), and (iv) the purchase price in terms of payment for which the Transferor proposes to transfer such Units;

(b) Within thirty (30) days after receipt of the Offer Notice, each non-transferring Member shall notify all other non-transferring Members in writing of its desire to purchase a portion of the Offered Units. The failure of any Member to submit a notice within the applicable period shall constitute an election on the part of that Member not to purchase any of the Offered Units. Each Member electing to purchase shall be entitled to purchase a portion of Offered Units in the same proportion that the number of Units owned by such Member bears to the aggregate of the Units owned by all of the Members electing to so purchase. In the event any Member elects to purchase none or less than all of its pro rata share of the Offered Units, then the other Members can elect to purchase more than their pro rata share;

(c) Within ninety (90) days after receipt of the Offer Notice, the purchasing Members shall have the first right to purchase or obtain the Offered Units at the price designated in the Offer Notice. The purchase price shall be paid by the purchasing Members, pursuant to the terms set forth in the Offer Notice. If the Offer Notice provides for the payment of non-cash consideration, the purchasing Members may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the purchasing Members or, if the Transferor objects, by a qualified independent appraiser; and

(d) If the non-transferring Members elect not to purchase all of the Offered Units, then the Transferor may transfer the Offered Units to the proposed transferee, providing such transfer (i) is completed within thirty (30) days after the expiration of the non-transferring Members’ right to purchase the Offered Units, and (ii) is made on terms no less favorable to the Transferor than as designated in the Offer Notice. If the Offered Units are not so transferred, the Transferor must give notice in accordance with this Section prior to any other or subsequent transfer of such Offered Units. Notwithstanding anything to the contrary, an assignee of the Offered Units hereunder shall only have such rights as set forth in Section 6.4 until such assignee becomes a Substitute Member pursuant to Section 6.3.

6.9 Change in Control of Members. A change in Control of a Member will be deemed a transfer of such Member’s Membership Units for purposes of this Agreement and this Article 6, and such transfer must meet the requirements and conditions of this Article 6, including without limitation the unanimous consent of the remaining Members, which will not be unreasonably withheld. “Control” for purposes of this Agreement means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Member either through the majority ownership of fifty percent (50%) or greater of the voting securities of such Member or fifty percent (50%) of the assets of such Member, or any combination thereof. Transfers of members interests among members of GCA, directly or indirectly, or to affiliates of such members shall not be deemed a change in control of GCA.

ARTICLE 7

CONSEQUENCES OF A DISSOCIATION EVENT

The occurrence of a Dissociation Event shall not dissolve the Company nor shall it require the vote of the remaining Members consenting to the continuation of the business of the Company.

ARTICLE 8

ACCOUNTING, RECORDS, REPORTING BY MEMBERS

8.1 Books and Records. The Managers shall keep the books and records of the Company in accordance with generally accepted accounting principals. The Managers shall maintain at the Company’s principal office all of the following:

(a) A current list of the full name and last known business or residence address of each Unitholder set forth in alphabetical order, together with the capital contributions and Units held by each Unitholder;

(b) A current list of the full name and business or residence address of each Manager;

(c) A copy of the Certificate of Formation and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto have been executed;

(d) Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

(e) A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(f) Copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years; and

(g) The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four (4) Fiscal Years.

8.2 Reports. The Managers shall cause to be filed, in accordance with the Act and all applicable laws, all reports and documents required to be filed with any governmental agency, including without limitation, and at Company expense, income tax returns of the Company. The Company shall cause to be prepared at least annually information necessary for the preparation of the Unitholders’ foreign, federal and state income tax returns. The Company shall send or cause to be sent to each Unitholder within ninety (90) days after the end of each taxable year such information as is necessary to complete foreign, federal and state income tax or information returns.

8.3 Annual Audit. The Managers shall cause to be preformed at least annually, at Company expense, an audit of the Company’s books and records by the Company’s independent accountant. Within thirty (30) days following the completion of an audit of the Company’s books and records, the Managers shall cause a report to be sent to each Member containing: (i) a balance sheet as of the end of the period audited and an income statement and statement of changes in financial position for the period audited; and (ii) the Independent Accountant’s report regarding the Company’s financial statements.

8.4 Bank Accounts. The Managers shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

8.5 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Managers in accordance with generally accepted accounting principles. The Managers may rely upon the advice of their Independent Accountants as to whether such decisions are in accordance with generally accepted accounting principles.

8.6 Annual Budget. The Managers shall cause to be prepared and unanimously approved by the Members prior to commencement of each Fiscal Year an Annual Budget. The parties intend that an Annual Budget for the following Fiscal Year be approved at least one (1) month prior the beginning of such Fiscal Year. If the Members are unable to approve an Annual Budget for a Fiscal Year, then the Annual Budget for such Fiscal Year shall be the same as the Annual Budget from the prior year less any and all extra-ordinary capital expenditures. No material changes or departures from the Annual Budget shall be made without the prior unanimous consent of the Members. The Managers shall use all reasonable efforts to have the actual operating expenditures conform to the costs set forth in the Annual Budget.

8.7 Operating Plan. The Managers shall cause to be prepared and unanimously approved by the Members an Operating Plan. The Managers shall amend or otherwise modify the Operating Plan as necessary or appropriate to accurately reflect the Company’s business plan, goals and strategies. No material changes or departures from the Operating Plan shall be made without the prior unanimous consent of the Members. The Managers shall use all reasonable efforts to operate the Company in conformity with the Operating Plan.

8.8 Tax Matters for the Company Handled by Members and Tax Matters Partner. GCA is designated as the “Tax Matters Partner” (as defined in Code Section 6231), to represent the Company (at the Company’s expense) in connection with all examination of the Company’s affairs by tax authorities and to expend Company funds for professional services and costs associated therewith, provided, however, that GCA shall not have the authority without first obtaining the consent of all other Members to do any of the following: (i) enter into a settlement agreement with the Internal Revenue Service (or any similar state agency) that purports to bind the Company; (ii) file a petition as contemplated in Sections 6226(a) or 6228 of the Code; (iii) intervene in any action contemplated in Section 6226(b)(6) of the Code; (iv) file any request contemplated in Section 6227(c) of the Code; and (v) enter into an agreement extending the period of limitation as contemplated in Section 6229(b)(1)(B) of the Code. If GCA ceases or fails to serve as Tax Matters Partner, then IGT shall appoint another to be the Tax Matters Partner.

ARTICLE 9

DISSOLUTION AND WINDING UP

9.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

(a) Upon the happening of any event of dissolution specified in the Certificate of Formation;

(b) Upon the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act;

(c) Upon the unanimous vote of all the Members; and

(d) Upon termination of the Agreement in whole (not in part) pursuant to Section 3.11.

9.2 Winding Up. Upon the dissolution of the Company, the Company’s assets shall be disposed of and its affairs wound up. The Company shall give written notice of the commencement of the dissolution to all of its known creditors.

9.3 Distributions in Kind. Except as provided in Section 5.5, any non-cash asset distributed to one or more Unitholders shall first be valued at its fair market value to determine the Net Profit or Net Loss that would have resulted if such asset were sold for such value, such Net Profit or Net Loss shall then be allocated pursuant to Article 5, and the Unitholders’ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Unitholder receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Managers or if any Member objects by an independent appraiser (any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by the Managers.

9.4 Order of Payment of Liabilities Upon Dissolution. After determining that all the known debts and liabilities of the Company have been paid or adequately provided for, the remaining assets shall be distributed to the Unitholders in accordance with their Units, after taking into account income and loss allocations for the Company’s taxable year during which liquidation occurs. Notwithstanding anything to the contrary herein, all payments to the Unitholders upon the winding up and dissolution of the Company shall be made strictly in accordance with the positive capital account balance limitation and other requirements of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

9.5 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Unitholder shall be entitled to look only to the assets of the Company for the return of its capital contributions and shall have no recourse for its capital contribution and/or share of Net Profits against any Member except as provided in Article 10.

9.6 Termination of the Company. Upon the completion of the liquidation of the Company and the distribution of all Company assets, the Company’s affairs shall terminate and the liquidating Manager shall cause to be executed and filed a Certificate of Cancellation to accomplish the cancellation of the Company’s Certificate of Formation, as well as any other documents required to effectively terminate the Company. The Certificate of Cancellation shall set forth:

(a) The name of the Company;

(b) The date of the filing of the Company’s Certificate of Formation;

(c) The reason for filing the Certificate of Cancellation;

(d) The future effective date or time (which shall be a date or time certain) of cancellation if it is not to be effective upon the filing of the Certificate of Cancellation; and

(e) Any other information the liquidating Manager determines.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification of Agents. The Company shall defend and indemnify any Member or Manager and may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a Member, Manager, officer, employee or other agent of the Company or that, being or having been such a Member, Manager, officer, employee or agent, he or she is or was serving at the request of the Company as a manager, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an “agent”), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. Based on the foregoing, such defense and indemnity includes the right to have legal fees and costs incurred by any Member or Manager hereunder to be paid in advance of a final disposition. Notwithstanding anything in this Article to the contrary, the Company will not have an obligation of indemnifying any Person with respect to proceedings, claims or actions initiated or brought voluntarily by such Person and not by way of defense nor with respect to proceedings, claims or actions brought by a Member against another Member as a result of alleged breaches of this Agreement or other duties owed by a Member to another Member.

10.2 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 10.1 or under applicable law.

10.3 Limit on Liability of Members. The indemnification set forth in this Article shall in no event cause the Members to incur any personal liability beyond their total Capital Contributions, nor shall it result in any liability of the Members to any third party.

ARTICLE 11

INVESTMENT REPRESENTATIONS

Each Member hereby represents and warrants to, and agrees with, the Managers, the other Members, and the Company as follows:

11.1 Preexisting Experience. Such Member by reason of its business or financial experience, or by reason of the business or financial experience of its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with this investment.

11.2 No Advertising. Such Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

11.3 Investment Intent. Such Member is acquiring the Membership Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other person will have any direct or indirect beneficial interest in or right to the Membership Interest.

11.4 No Liquidity. Such Member is financially able to bear the economic risk of an investment in the Company and has no need for liquidity in this investment.

11.5 All Information. Such Member (i) has received all information that such Member deems necessary to make an informed investment decision with respect to an investment in the Company; (ii) has had the unrestricted opportunity to make such investigation as such Member desires pertaining to the Company and an investment therein and to verify any information furnished to such Member; and (iii) has had the opportunity to ask questions of representatives of the Company concerning the Company and such Member’s investment.

11.6 Restriction on Alienation. Such Member understands that such Member must bear the economic risk of an investment in the Company for an indefinite period of time because (i) the Units have not been registered under the Securities Act and applicable state securities laws and (ii) the Units may not be sold, transferred, pledged or otherwise disposed of except in accordance with this Agreement and then only if they are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act or any applicable state securities laws is not required.

11.7 No Registration. Such Member understands that the Company is not obligated to register the Units for resale under the Securities Act or any applicable state securities laws and that the Company is not obligated to supply such Member with information or assistance in complying with any exemption under the Securities Act or any applicable state securities laws. Upon the request of the Company, such Member will provide the Company with an opinion of counsel satisfactory to the Company that a proposed resale of the Units complies with the Securities Act or any applicable state securities laws.

ARTICLE 12

MISCELLANEOUS

12.1 Conference Telephone Meetings. The meetings of the Managers may be held by means of conference telephone or similar communication equipment so long as all persons participating in the meeting can hear each other.

12.2 Complete Agreement. This Agreement and the Certificate of Formation, the Contribution Agreement, and all Associated Agreements (and any other agreements contemplated herein or therein) constitute the complete and exclusive statement of agreement among the Members and Manager with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements among the Members and Manager. To the extent that any provision of the Certificate of Formation conflict with any provision of this Agreement, the Certificate of Formation shall control.

12.3 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members and Manager, and their respective successors and assigns.

12.4 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members, Managers, and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

12.5 Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Regulations, the Act, or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

12.6 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

12.7 Interpretation. In the event any claim is made by any Member or Manager relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or Manager or by such Member or Manager’s counsel.

12.8 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

12.9 Jurisdiction. Each Member and Manager hereby consents and acknowledges that the laws of the State of Delaware shall govern the interpretation and effect of this Agreement. Any disputes between or among the then Members or Managers concerning enforcement of the terms of this Agreement shall be tried exclusively in the courts of Clark County in the State of Nevada or in the U.S. District Court for the District of Nevada.

12.10 Exhibits. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

12.11 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

12.12 Additional Documents and Acts. Each Member and Manager agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

12.13 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing and sent by either certified mail,

return receipt requested or by nationally recognized overnight courier service requiring a signed receipt on delivery and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified in Exhibit A hereto. Any party may, at any time by giving five (5) days prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

12.14 Amendments. All amendments to this Agreement and the Certificate of Formation must be in writing and signed by all the Members.

12.15 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.16 Attorney Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment. For the purposes of this Section: (i) ”attorney fees” shall include, without limitation, fees incurred in the following: (a) postjudgment motions; (b) contempt proceedings; (c) garnishment, levy, and debtor and third party examinations; (d) discovery; and (e) bankruptcy litigation; and (ii) ”prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

12.17 Special Power of Attorney.

(a) Attorney In Fact. Each Member hereby grants the Managers a special power of attorney irrevocably making, constituting, and appointing the Managers as the Member’s attorney in fact, with all power and authority to act in the Member’s name and on the Member’s behalf to execute, acknowledge and deliver and swear to in the execution, acknowledgment, delivery and filing of the following documents:

(i) Promissory notes, security agreements, and/or UCC-1 financing statements (and all amendments thereto) to be delivered in connection of such Member’s failure to make a capital contribution if required;

(ii) Assignments of Membership Interests or other documents of transfer to be delivered in connection with the purchase or other transfer of Units pursuant to Article 6 or 7; or

(iii) Any other instrument or document that may be reasonably required by the Mangers in connection with any of the foregoing or to reflect any reduction in the Member’s Capital Account, Membership Interest, or Units.

(b) Irrevocable Power. The special power of attorney granted pursuant to this Section (i) is irrevocable, (ii) is coupled with an interest, and (iii) shall survive a Member’s death, incapacity or dissolution.

(c) Signatures. The Managers may exercise the special power of attorney granted in this Section 12.17 by a facsimile signature of any Manager or by the signature of any Manager.

12.18 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

12.19 Governing Law. This Agreement shall be governed by and construed in accordance with the local, internal laws of the State of Delaware.

SIGNATURE PAGE

OF THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

QUIKPLAY, LLC

IN WITNESS WHEREOF, all of the Members of QuikPlay, LLC, a Delaware limited liability company, have executed this Agreement, effective as of the date written above.

COMPANY:

QUIKPLAY, LLC,
a Delaware limited liability company

By:	/s/ KIRK E. SANFORD
Name:	Kirk E. Sanford
Title:	President

MEMBERS:

IGT
a Nevada corporation

By:	/s/ RAYMOND D. PIKE
Name:	Raymond D. Pike
Title:	Executive Vice President

GLOBAL CASH ACCESS,
a Delaware limited liability company

By:	/s/ KIRK E. SANFORD
Name:	Kirk E. Sanford
Title:	CEO

EXHIBIT A

MEMBER INFORMATION

Member’s Name	Member’s Address	Initial Capital Account	Units
IGT	IGT 9295 Prototype Drive Reno, NV 89511 Attn: G. Thomas Baker, President Phone: 775-448-0104 Fax: 775-448-0777 Copies to: Attn: SaraBeth Brown General Counsel Phone: 775-448-3225 Fax: 775-448-0120	$80,000	4,000

Global Cash Access, L.L.C.	Global Cash Access, L.L.C. 2350 Mission College Blvd., Suite 275 Santa Clara, CA 95054 Attn: Kirk Sanford Phone: 408-588-7155 Fax: 408-588-7145 Copies to: Morrison & Foerster LLP 755 Page Mill Road Palo Alto, CA 94304 Attn: Paul L. Lion III, Esq. Phone: 650-813-5600 Fax: 650-494-0792	$120,000	6,000

		$200,000	10,000

A-1

EXHIBIT B

DEFINITIONS

When used in the limited liability company agreement, the following terms shall have the meanings set forth below (section, subsection and paragraph references are to sections, subsections and paragraphs in the limited liability company agreement.):

“Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such Act.

“Affiliate” shall mean any person or entity controlled by, controlling, or under common control with a Member or Manager, as the case may be.

“Annual Budget” shall mean the Company’s annual operating budget prepared by the Mangers and approved by the Members pursuant to Section 8.6. The Annual Budget shall include the following information:

(a) A schedule of all costs and expenses projected to be incurred by the Company during the Fiscal Year, including, but not limited to, all expenses relating to employees, independent contractors, supplies, rent, lease payments, and utilities, together with specific details allocating such costs and expenses among the various operations of the Company;

(b) A schedule of the Company’s anticipated gross receipts from operations for such Fiscal Year, together with specific details attributing such gross receipts among the various operations of the Company;

(c) A schedule of anticipated capital expenditures for the Fiscal Year including, but not limited to, the cost of equipment, furniture and fixtures, and leasehold improvements; and

(d) A schedule of anticipated capital calls and other financings.

“Associated Agreements” means the License Agreement, the Non-Exclusive Distributorship Agreement, the IGT Development Agreement, the Contract Services Agreement, the Consulting Services Agreement, and the Electronic Payment Processing Agreement.

“Bankruptcy” shall mean (i) the filing of an application by a Member for, or such Member’s consent to, the appointment of a trustee, receiver, or custodian of his, her or its other assets; (ii) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (iii) the making by a Member of a general assignment for the benefit of creditors; (iv) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety (90) days; or (v) the failure by a Member generally to pay such Member’s debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of such Member’s inability to pay his, her or its debts as they become due.

“Book Value” shall mean: (i) as to property contributed to the Company, its gross fair market value as agreed between the Company and the contributing Member; (ii) as to property acquired in any other manner, its value as reflected on the books of the Company; and (iii) as to property distributed in kind to the Members, its gross fair market value on the date of distribution.

(a) The Book Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g).

(b) The Book Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 5.6 of this Agreement. Notwithstanding the foregoing, Book Value shall not be adjusted to the extent the Members determine that an adjustment pursuant to paragraph (a) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (b).

(c) If the Book Value of an asset has been determined or adjusted pursuant to this definition, such Book Value shall thereafter be adjusted by book depreciation, which means the depreciation, cost recovery, or amortization of assets that would be allowable to the Company for federal income tax purposes if its tax basis in such assets were equal to what would otherwise be the Book Value of such assets.

“Capital Account” shall means, with respect to any Unitholder, the Capital Account maintained for such Unitholder in accordance with the following provisions:

(a) To each Unitholder’s Capital Account there shall be credited (i) Capital Contributions made with respect to such Unitholder’s Units, (ii) such Unitholder’s distributive share of Net Profits, (iii) any items in the nature of income or gain that are specially allocated pursuant to Section 5.2, and (iv) the amount of any Company liabilities assumed by such Unitholder or that are secured by any Company property distributed to such Person;

(b) To each Unitholder’s Capital Account there shall be debited (i) the amount of cash and the Book Value of any property distributed to such Unitholder pursuant to any provision of this Agreement, (ii) such Unitholder’s distributive share of Net Losses and any items in the nature of expenses of losses which are specially allocated pursuant to Section 5.2, and (iii) the amount of any liabilities of such Unitholder assumed by the Company or that are secured by property the Unitholder has contributed to the Company;

(c) If any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

(d) In determining the amount of any liability for purposes of paragraphs (a) and (b) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

If the values of Company assets are adjusted pursuant to the definition of “Book Value,” the Capital Accounts of all Unitholders shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment.

“Capital Contribution” shall mean the total value of cash and fair market value of property (including promissory notes or other obligation to contribute cash or property) contributed and/or services rendered or to be rendered to the Company by Members.

“Cashless Gaming Interface” shall have the meaning specified in the License Agreement.

“Cashless Gaming Product” shall have the meaning specified in the License Agreement.

“Cause” shall mean an uncured material breach of this Agreement by another Member, including failure to contribute capital to the Company by another member pursuant to Section 2.2 or a governmental action or order which materially affects the ability of the Member to continue involvement in the Company or would materially and detrimentally affect a Member’s gaming related license.

“Certificate of Formation” shall mean the Certificate of Formation for the Company originally filed with the Delaware Secretary of State and as amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.

“Company” shall mean the limited liability company formed upon the filing of the Certificate of Formation pursuant to Recital A and which is governed by this Agreement.

“Company Minimum Gain” shall have the meaning ascribed to the term “Partnership Minimum Gain” in the Regulations Section 1.704-2(d).

“Contribution Agreement” shall mean the Contribution Agreement among IGT, GCA and the Company dated as of the date of this Agreement.

“Controlled Affiliate” means an entity in which a Member directly or indirectly owns greater than 50% of the equity interest or has the power to direct the business which such entity may or may not conduct.

“Dissociation Event” shall mean with respect to any Member the death, Bankruptcy, dissolution, incapacity, withdrawal, resignation, retirement, expulsion or occurrence of any other event which terminates the continued membership of such Member.

“Economic Interest” shall mean the right to receive distributions of the Company’s assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company, or any right to information concerning the business and affairs of the Company.

“Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year.

“GCA Business” shall mean the business of providing or facilitating the provision of cash access services, including, without limitation, one or more of the following cash access services: ATM, debit card cash access, credit card cash advance, smart cards and chip cards issued by or involving third party financial institutions, wire transfer, check cashing, authorization and collection. For purposes of this Agreement, GCA Business does not include internet or web-based gaming or other internet activities.

“IGT Business” shall mean the business of manufacturing, distributing or marketing slot machines or similar gaming machines; operation of wide area progressive gaming systems; and the development, manufacture, distributing or marketing of player activity accounting, slot accounting and security systems for use with slot machines or similar gaming machines. For purposes of this Agreement, IGT Business does not include internet or web-based gaming or other internet activities.

“Independent Accountant” shall mean Deloitte Touche or such other reputable accounting firm as the Members shall unanimously agree in writing.

“Mandatory Capital Call” shall mean funds necessary for proper Company purposes (including working capital), other than making distributions to the Members.

“Majority Interest” shall mean one or more Members who own Units which taken together exceed fifty percent (50%) of the aggregate number of Units held by Members under consideration.

“Managers” means at any time the Persons elected in accordance with Section 4.2.

“Member” shall mean any Person who has been admitted to the Company as a Member in accordance with the terms of this Agreement and at time of reference of this Agreement has not become the subject of a Dissociation Event or ceased to be a Member for any other reason.

“Membership Interest” shall mean a Member’s entire interest in the Company including the Member’s right to distributions of Net Cash Flow, allocations of Net Profits and Losses, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

“Net Profits” and “Net Losses” shall mean, for each taxable year of the Company (or other period for which Net Profits or Net Losses must be computed), the Company’s taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(a) All items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

(b) Any tax-exempt income of the Company, not otherwise taken into account in computing Net Profits or Net Losses, shall be included in computing taxable income or loss;

(c) Any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses, shall be subtracted from taxable income or loss;

(d) Gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the Book Value of the property disposed of, notwithstanding the fact that the Book Value differs from the adjusted basis of the property for federal income tax purposes;

(e) In lieu of the depreciation, amortization or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset;

(f) Notwithstanding any other provision of this definition, any items which are specially allocate pursuant to the Code or the Regulations shall not be taken into account in computing Net Profits or Net Losses.

“Operating Plan” shall mean the Company’s business plan prepared and approved by the Managers pursuant to Section 8.7. The Operating Plan shall include such things as:

(a) A schedule and plan for hiring and training employees and independent contractors;

(b) A schedule and plan for expanding the operations of the Company;

(c) Targeted or potential customers, suppliers, strategic partners, markets, and acquisitions; and

(d) Such other plans, strategies and goals as the Managers deem appropriate.

“Person” shall mean an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other association or business entity.

“Company Business” shall have the meaning specified in Paragraph B of this Agreement.

“Regulations” shall, unless the context clearly indicates otherwise, mean the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, or the gaming regulations of any jurisdiction in which a Party is licensed or doing business, whichever is appropriate.

“Secretary of State” shall mean the Secretary of State for the state of Delaware and its delegates responsible for the administration of the Act.

“Substitute Member” means any Person admitted to the Company as a Member pursuant to Section 6.3.

“Tax Matters Partner” shall be GCA or its successor as designated pursuant to Section 8.8.

“Unit” means a unit of Economic Interest in the Company acquired or issued pursuant to this Agreement.

“Unitholders” means all Persons who hold Units regardless of whether such Persons are Members. “Unitholder” means any one of the Unitholders.

EXHIBIT C

LICENSE AGREEMENT

C-1

EXHIBIT D

NON-EXCLUSIVE DISTRIBUTOR AGREEMENT

D-1

EXHIBIT E

CONTRACT SERVICES AGREEMENT

E-1

EXHIBIT F

INFONOX DEVELOPMENT AGREEMENT

F-1

EXHIBIT G

ELECTRONIC PAYMENT PROCESSING AGREEMENT

G-1

EXHIBIT H

IGT DEVELOPMENT AGREEMENT

H-1